Exhibit 3.271

Secretary of State Business information and Services Suite 315, West Tower 2 Martin Luther King Jr. Dr. Atlanta, Georgia 30334-1530	CONTROL NUMBER: EFFECTIVE DATE: COUNTY : REFERENCE : PRINT DATE : FORM NUMBER:	9632929 10/18/1996 GWINNETT 0107 10/29/1996 311

CSC NETWORKS

100 PEACHTREE STREET, SUITE 660

ATLANTA GA 30303

CERTIFICATE OF INCORPORATION

I, the Secretary of State and the Corporation Commissioner of the State of Georgia, do hereby certify under the seal of my office that

REDMOND PHYSICIAN PRACTICE COMPANY

A DOMESTIC PROFIT CORPORATION

has been duly incorporated under the laws of the State of Georgia on the effective date stated above by the filing of articles of incorporation in the office of the Secretary of State and by the paying of fees as provided by Title 14 of the Official Code of Georgia Annotated.

WITNESS my hand and official seal in the City of Atlanta and the State of Georgia on the date set forth above.

LEWIS A. MASSEY

SECRETARY OF STATE

ARTICLES OF INCORPORATION

OF

REDMOND PHYSICIAN PRACTICE COMPANY

I.

The name of the corporation is “Redmond Physician Practice Company.”

II.

The number of shares the corporation is authorized to issue is 1,000/$1.00 par value.

III.

The street address of the initial registered office of the corporation is c/o CSC/Prentice-Hall Corporation Services, Inc., 3761 Venture Drive, Suite 260, Duluth, Gwinnett County, Georgia 30136 and the initial registered agent of the corporation at such address is CSC of Gwinnett County, Inc.

IV.

The name and address of each incorporator is Vanessa L. Courtois, One Park Plaza, Nashville, Tennessee 37203.

V.

The mailing address of the initial principal office of the corporation is One Park Plaza, Nashville, Tennessee 37203.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation.

This 25th day of September, 1996.

/s/ Vanessa L. Courtois
By:	Vanessa L. Courtois, Incorporator